FOR IMMEDIATE RELEASE	CONTACT:
Thursday, November 6, 2014	Kathleen Till Stange, Corporate & Investor Relations V.P.
(515) 226-6780, Kathleen.TillStange@FBLFinancial.com

FBL Financial Group Reports Third Quarter 2014 Results

West Des Moines, Iowa, November 6, 2014 -

Financial Highlights
(Dollars in thousands, except per share data)

	Three months ended September 30,
	2014	2013
Net income attributable to FBL	$30,159	$27,053
Operating income	29,463	26,559
Earnings per common share (assuming dilution):
Net income	1.21	1.04
Operating income	1.18	1.02

FBL Financial Group, Inc. (NYSE: FFG) today reported net income attributable to FBL for the third quarter of 2014 of $30.2 million, or $1.21 per diluted common share compared to $27.1 million, or $1.04 per diluted common share, for the third quarter of 2013.

Operating Income(1). Operating income totaled $29.5 million, or $1.18 per common share, for the third quarter of 2014, compared to $26.6 million, or $1.02 per common share, for the third quarter of 2013. Third quarter 2014 operating income per share reflects:

•	A growing book of profitable business

•	Investment fee income of $0.07 per share, primarily due to higher than expected bond prepayments

•	Favorable mortality results due primarily to fewer claims

•	Lower expenses resulting from FBL's focus on expense control

•	Increased equity income from investments in low income housing tax credit partnerships and investment companies

•	The benefit from stock repurchases over the past year

Operating income differs from the GAAP measure, net income attributable to FBL Financial Group, in that it excludes the impact of realized gains and losses on investments and the change in net unrealized gains and losses on derivatives. For further information on this non-GAAP financial measure, please refer to Note (1) and the reconciliation provided within this release.

"FBL Financial Group delivered excellent earnings results again this quarter, with net income of $1.21 per share and operating income of $1.18 per share, a 16 percent increase in both metrics compared to the same quarter last year. These results reflect focus on our attractive Farm Bureau niche market, and steady and profitable growth in our book of business,” said James P. Brannen, Chief Executive Officer of FBL Financial Group, Inc. "We are successfully addressing the continued challenges of the low interest rate environment, and are benefiting from our balanced life and annuity in force business, which provides earnings stability."

Product Revenues. Premiums and product charges for the third quarter of 2014 totaled $72.7 million compared to $76.2 million in the third quarter of 2013. Interest sensitive product charges decreased 14 percent while traditional life insurance premiums increased three percent during the quarter. The decrease in interest sensitive product charges is attributable to a one-time refinement in the calculation of unearned revenue reserves in the third quarter of 2013. Premiums collected(2) in the third quarter of 2014 totaled $149.4 million compared to $150.2 million in the third quarter of 2013. Annuity premiums collected increased 16 percent, while life insurance premiums collected decreased 12 percent.

Investment Income. Net investment income in the third quarter of 2014 totaled $95.7 million compared to $93.4 million in the third quarter of 2013. The increase is due to higher average invested assets partially offset by lower investment yields. The annualized yield earned on average invested assets, with securities at amortized cost, was 5.60 percent for the nine months ended September 30, 2014, compared to 5.70 percent for the nine months ended September 30, 2013. Investment fee income totaled $0.07 per share in the third quarter of 2014, and was primarily in the Annuity and Life Insurance segments. At September 30, 2014, 96 percent of the fixed maturity securities in FBL Financial Group's investment portfolio were investment grade debt securities.

Benefits and Expenses. Benefits and expenses totaled $133.7 million in the third quarter of 2014, a decrease from $136.4 million in the third quarter of 2013. Death benefits, net of reinsurance and reserves released, decreased to $20.6 million in the third quarter of 2014, compared to $23.2 million in the third quarter of 2013. By its nature, mortality experience can fluctuate from quarter to quarter.

Net Realized Gains on Investments. In the third quarter of 2014, FBL Financial Group recognized net realized gains on investments of $1.0 million. The net realized gain on investments of $1.0 million is attributable to gains on sales of $1.4 million, losses on sales of $0.1 million and impairments of $0.3 million.

Stock Repurchases. During the third quarter of 2014, FBL repurchased 62,390 shares of its Class A common stock for $2.8 million. FBL has $44.2 million remaining under its current stock repurchase program.

Capital and Book Value. As of September 30, 2014, the book value per share of FBL Financial Group common stock totaled $48.85, a 16 percent increase from $42.08 at December 31, 2013. Book value per share, excluding accumulated other comprehensive income(3), increased to $39.36 at September 30, 2014 from $37.27 at December 31, 2013. The September 30, 2014 company action level risk based capital ratio of Farm Bureau Life Insurance Company was approximately 550 percent.

Further Financial Information. Further information on FBL Financial Group's financial results, including results by segment, may be found in FBL Financial Group's financial supplement, available on its website, www.fblfinancial.com.

Conference Call. FBL Financial Group will hold a conference call with investors tomorrow, November 7, 2014, at 11:00 a.m. Eastern Time. The call will be webcast over the Internet, and a replay will be available on FBL Financial Group's website.

Certain statements in this release concerning FBL Financial Group's prospects for the future are forward-looking statements intended to qualify for the “safe harbor” from liability established by the Private Securities Litigation Reform Act. These statements generally can be identified by their context, including terms such as “believes,” “anticipates,” “expects,” or similar words. These statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statement. These risks and uncertainties are detailed in FBL Financial Group's reports filed with the Securities and Exchange Commission and include, but are not limited to, difficult conditions in financial markets and the economy, lack of liquidity and access to capital, investment valuations, interest rate changes, changes in laws and regulations, competitive factors, relationships with Farm Bureau organizations, differences between actual claims experience and underwriting assumptions, the ability to attract and retain sales agents, adverse results from litigation and a decrease in ratings. These forward-looking statements are based on assumptions which FBL Financial Group believes to be reasonable; however, no assurance can be given that the assumptions will prove to be correct.

FBL Financial Group is a holding company whose purpose is to protect livelihoods and futures. Its primary operating subsidiary, Farm Bureau Life Insurance Company, underwrites and markets a broad range of life insurance and annuities to individuals and businesses, which are distributed by multiline exclusive Farm Bureau agents. In addition, FBL Financial Group manages all aspects of two Farm Bureau affiliated property-casualty insurance companies for a management fee. FBL Financial Group, headquartered in West Des Moines, Iowa, is traded on the New York Stock Exchange under the symbol FFG. For more information, please visit www.fblfinancial.com.

- FINANCIAL INFORMATION AND NOTES FOLLOW -

FBL Financial Group, Inc.
Consolidated Statements of Operations (Unaudited)
(Dollars in thousands, except per share data)

	Three months ended		Nine months ended
	September 30,		September 30,
	2014	2013	2014	2013
Revenues:
Interest sensitive product charges	$27,633	$32,270	$82,085	$84,369
Traditional life insurance premiums	45,020	43,883	137,956	134,875
Net investment income	95,744	93,382	283,590	277,090
Net realized capital gains on sales of investments	1,273	1,458	3,539	12,825

Total other-than-temporary impairment losses	(273)	(5,015)	(273)	(5,860)
Non-credit portion in other comprehensive income	—	4,250	—	4,250
Net impairment losses recognized in earnings	(273)	(765)	(273)	(1,610)

Other income	4,023	3,288	10,895	10,698
Total revenues	173,420	173,516	517,792	518,247

Benefits and expenses:
Interest sensitive product benefits	53,002	53,488	158,145	150,411
Traditional life insurance benefits	38,375	39,726	121,863	119,795
Policyholder dividends	2,834	3,244	9,086	9,997
Underwriting, acquisition and insurance expenses	34,829	33,070	103,547	105,429
Interest expense	1,197	1,833	3,495	5,646
Other expenses	3,488	5,037	11,999	14,239
Total benefits and expenses	133,725	136,398	408,135	405,517
	39,695	37,118	109,657	112,730
Income taxes	(12,535)	(11,962)	(35,102)	(36,923)
Equity income, net of related income taxes	2,992	1,829	7,171	5,669
Net income	30,152	26,985	81,726	81,476
Net loss attributable to noncontrolling interest	7	68	67	130
Net income attributable to FBL Financial Group, Inc.	$30,159	$27,053	$81,793	$81,606

Earnings per common share - assuming dilution	$1.21	$1.04	$3.26	$3.14

Weighted average common shares	24,858,021	25,770,499	24,877,424	25,721,995
Effect of dilutive securities	130,966	259,059	152,660	258,127
Weighted average common shares - diluted	24,988,987	26,029,558	25,030,084	25,980,122

(1) Reconciliation of Net Income Attributable to FBL to Operating Income - Unaudited

In addition to net income, FBL Financial Group has consistently utilized operating income, a non-GAAP financial measure common in the life insurance industry, as a primary economic measure to evaluate its financial performance. Operating income equals net income attributable to FBL adjusted to eliminate the impact of realized gains and losses on investments and changes in net unrealized gains and losses on derivatives. FBL uses operating income, in addition to net income, to measure its performance since realized gains and losses on investments and the change in net unrealized gains and losses on derivatives can fluctuate greatly from quarter to quarter. These fluctuations make it difficult to analyze core operating trends. This non-GAAP measure is used for goal setting, determining short-term incentive compensation and evaluating performance on a basis comparable to that used by many in the investment community. FBL believes the combined presentation and evaluation of operating income, together with net income, provides information that may enhance an investor's understanding of FBL's underlying results and profitability. A reconciliation is provided in the following table:

	Three months ended		Nine months ended
	September 30,		September 30,
	2014	2013	2014	2013
	(Dollars in thousands, except per share data)
Net income attributable to FBL	$30,159	$27,053	$81,793	$81,606
Adjustments:
Net realized gains/losses on investments (a)	(597)	(406)	(2,006)	(6,714)
Change in net unrealized gains/losses on derivatives (a)	(99)	(88)	(1,093)	438
Operating income	$29,463	$26,559	$78,694	$75,330

Operating income per common share - assuming dilution	$1.18	$1.02	$3.14	$2.90

(a) Net of adjustments, as applicable, to amortization of unearned revenue reserves, deferred acquisition costs, value of insurance in force acquired and income taxes attributable to these items.

(2) Premiums Collected - Net statutory premiums collected, a measure of sales production, is a non-GAAP measure and includes premiums collected from annuities and universal life-type products. For GAAP reporting, these premiums received are not reported as revenues.

(3) Reconciliation of Book Value Per Share Excluding Accumulated Other Comprehensive Income - Unaudited

	September 30, 2014	December 31, 2013
Book value per share	$48.85	$42.08
Less: Per share impact of accumulated other comprehensive income	9.49	4.81
Book value per share, excluding accumulated other comprehensive income	$39.36	$37.27

Book value per share excluding accumulated other comprehensive income is a non-GAAP financial measure. Accumulated other comprehensive income totaled $234.4 million at September 30, 2014 and $119.1 million at December 31, 2013. Since accumulated other comprehensive income fluctuates from quarter to quarter due to unrealized changes in the fair value of investments caused principally by changes in market interest rates, FBL believes this non-GAAP financial measure provides useful supplemental information.

FBL Financial Group, Inc.
Condensed Consolidated Balance Sheets (Unaudited)
(Dollars in thousands)

	September 30, 2014	December 31, 2013
Assets
Investments	$7,548,357	$7,040,002
Cash and cash equivalents	43,198	6,370
Deferred acquisition costs	249,556	335,514
Other assets	413,892	385,482
Assets held in separate accounts	686,218	693,955
Total assets	$8,941,221	$8,461,323

Liabilities and stockholders' equity
Liabilities
Future policy benefits	$6,029,918	$5,794,010
Other policy funds, claims and benefits	631,168	635,732
Debt	97,000	97,000
Other liabilities	288,455	195,835
Liabilities related to separate accounts	686,218	693,955
Total liabilities	7,732,759	7,416,532

Stockholders' equity
FBL Financial Group, Inc. stockholders' equity:
Preferred stock	3,000	3,000
Class A common stock	142,352	134,993
Class B common stock	72	72
Accumulated other comprehensive income	234,361	119,067
Retained earnings	828,601	787,609
Total FBL Financial Group, Inc. stockholders' equity	1,208,386	1,044,741
Noncontrolling interest	76	50
Total stockholders' equity	1,208,462	1,044,791
Total liabilities and stockholders' equity	$8,941,221	$8,461,323

Common shares outstanding	24,672,812	24,754,355

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